As filed with the Securities and Exchange Commission on August 24, 2020

Registration No. 333-222699
Registration No. 333-218816
Registration No. 333-214500
Registration No. 333-202613
Registration No. 333-195631

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-222699
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-218816
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-214500
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-202613
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-195631

FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TETRAPHASE PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-5276217
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Tetraphase Pharmaceuticals, Inc.
480 Arsenal Way
Watertown, Massachusetts 02472
(617) 715-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Hearne
Chief Financial Officer
Tetraphase Pharmaceuticals, Inc.
480 Arsenal Way
Watertown, Massachusetts 02472
(617) 715-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Ryan A. Murr
James J. Moloney
Gibson, Dunn & Crutcher LLP
555 Mission Street, 30th Floor
San Francisco, California 94105

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by Tetraphase Pharmaceuticals, Inc. (the “Company”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1.
Registration Statement No. 333-195631, registering debt securities, shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), warrants and units, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 1, 2014.

2.	Registration Statement No. 333-202613, registering debt securities, Common Stock, Preferred Stock, warrants and units, which was filed with the SEC on March 9, 2015.

3.
Registration Statement No. 333-214500, as amended, registering debt securities, Common Stock, Preferred Stock and warrants, which was filed with the SEC on November 8, 2016 and amended on November 28, 2016.

4.	Registration Statement No. 333-218816, registering debt securities, Common Stock, Preferred Stock and warrants, which was filed with the SEC on June 16, 2017.

5.	Registration Statement No. 333-222699, registering debt securities, Common Stock, Preferred Stock and warrants, which was filed with the SEC on January 25, 2018.

On June 24, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with La Jolla Pharmaceutical Company, a California corporation (“Parent”), and TTP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on July 28, 2020, Purchaser was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on June 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 24th day of August, 2020.

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.